FOR IMMEDIATE RELEASE

Smithfield Foods Reports Second Quarter Results

SMITHFIELD, Virginia (December 10, 2009)—Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2010 second quarter results.

Highlights
•	Second quarter net loss was $26.4 million, or $(.17) per diluted share
•	EPS, adjusted for nonrecurring and unusual items, was $(.26)
•	Excluding hog production, the operating results of all segments improved significantly
o	Pork segment increased $80.3 million, or 86%
o	International segment increased $4.6 million, or 42%
o	Other segment improved $11.3 million, or 93%
•	Pork segment and packaged meats achieved record second quarter profits
•	Pork segment restructuring activities are on track to achieve annual profit improvement of approximately $55 million in fiscal 2010 and $125 million by fiscal 2011
•	Hog Production losses continued to reflect oversupply conditions in the U.S.
•	Completed public stock offering, generating net proceeds of $295 million
•	Issued $225 million of bonds; repaid $546 million of debt
•	Liquidity remained at a high level, in excess of $1.2 billion

Following are the company’s sales and operating profit (loss) by segment (in millions):

	Three Months Ended		Six Months Ended
	November 1, 2009	October 26, 2008	November 1, 2009	October 26, 2008
	(unaudited)		(unaudited)
Sales:
Pork
Fresh Pork	$990.9	$1,259.3	$2,024.3	$2,600.5
Packaged Meats	1,250.8	1,330.8	2,469.2	2,568.8
Total Pork	2,241.7	2,590.1	4,493.5	5,169.3

International	336.0	402.5	634.3	807.8
Hog Production	554.9	748.8	1,107.1	1,474.6
Other	26.7	46.8	97.9	91.0
Total segment sales	3,159.3	3,788.2	6,332.8	7,542.7
Intersegment	(466.9)	(641.1)	(925.1)	(1,253.8)
Consolidated sales	$2,692.4	$3,147.1	$5,407.7	$6,288.9

Operating profit (loss):
Pork
Fresh Pork	$42.6	$53.0	$35.8	$80.7
Packaged Meats	131.1	40.4	238.9	74.4
Total Pork	173.7	93.4	274.7	155.1

International	15.6	11.0	22.9	16.9
Hog Production	(167.3)	(58.0)	(329.4)	(96.8)
Other	(0.8)	(12.1)	(5.4)	(18.8)
Corporate	(19.4)	(33.3)	(35.8)	(52.9)
Consolidated operating profit (loss)	$1.8	$1.0	$(73.0)	$3.5

The company reported sales of $2.7 billion versus $3.1 billion in the same period last year. The decrease is attributable to lower fresh pork selling prices, exchange rate changes in international operations and significantly lower hog prices in the U.S. hog production business.

The company reported a loss from continuing operations for the second quarter of fiscal 2010 of $26.4 million, or $(.17) per diluted share, versus a loss from continuing operations last year of $32.5 million, or $(.23) per diluted share. In last year’s second quarter, the company reported income from discontinued operations, net of tax, of $34.2 million, or $.24 per diluted share, related to the operations and sale of its beef business.

The current quarterly results were affected by a number of significant items, including a higher than normal effective tax rate (increased EPS by $.14 per diluted share), restructuring and plant impairment charges in the Pork segment (decreased EPS by $.03 per diluted share), and a loss on the extinguishment of the European credit facility (decreased EPS by $.02 per diluted share). After adjusting for these items, non-GAAP second quarter fiscal 2010 EPS was $(.26).

Commentary
“Our packaged meats business continued to deliver record profits in the second quarter. This is the part of the business we have focused on and it is repeatedly delivering superior results,” said C. Larry Pope, president and chief executive officer. “The restructuring plan is in full swing and achieving benefits that are ahead of schedule with estimated profit improvement of approximately $17 million in the second quarter of fiscal 2010. We expect this plan will deliver the targeted $55 million of profit improvement this year, after applicable restructuring expenses, and the full $125 million of annual benefits going forward,” he said.

“Unfortunately, these results were offset by continued losses in hog production. Although raising costs declined again this quarter, domestic hog prices were sharply lower as oversupply conditions in the U.S. persisted,” he continued.

Pork
Fresh Pork
Operating margins in fresh pork were strong on a historical basis, although slightly lower than last year. Number of head processed approximated last year’s level, but heavier weights resulted in a 2% volume increase. Fresh pork results are benefitting from strong sales discipline and continued improving operating efficiencies. While fresh pork exports for the second quarter of fiscal 2010 declined compared to last year’s record levels, overall export volumes remain robust in historical terms. Export shipments to China, which has been closed for all of this fiscal year, are expected to resume in the wake of last week’s announcement by the Chinese government of their intent to re-open. This should help the overall pork complex.

Packaged Meats
Packaged meats profits more than tripled on volumes that were 4% lower than the prior year. Results continued to benefit from pricing discipline, rationalization of low margin business, low raw material costs and the early benefits of the Pork Group restructuring plan.

International
The company’s Polish operations delivered strong profits over last year as sales volume increased over 20%. Campofrío Food Group’s results improved in the second quarter and contributed income of $4.2 million in the quarter in spite of the recession in Western Europe.

Hog Production
Hog production losses continued in the second quarter, despite a 16% year over year reduction in raising costs. Domestic raising costs decreased to $53 per hundredweight from $58 per hundredweight in the first quarter of this year and $63 per hundredweight in last year’s second quarter. These costs exclude interest, a change from our presentation in prior releases. Live hog market prices in the U.S. decreased 32% to $36 per hundredweight compared to $53 per hundredweight in the same quarter last year.

As previously reported, the company has reduced the size of its U.S. sow herd by 13%, or 130,000 sows. The company believes its reductions will result in over 2.2 million fewer hogs annually by fiscal 2011.

In contrast to domestic hog production, international operations are solidly profitable. Operating profits in the company’s Polish, Romanian and Mexican hog operations improved by $35 million on a year over year basis.

Other
Losses in the company’s Other segment moderated, improving $11.3 million in the quarter. Results from the company’s investment in Butterball increased $22.0 million, impacted largely by year over year improvements in feed costs and industry supply contraction, but were partially offset by losses in the company’s turkey production operations.

Financing
In the second quarter, the company completed a public offering of 22.3 million shares of its common stock, with the goal of continuing to strengthen its balance sheet. Net proceeds from the offering were $295 million. In August, the company also added $225 million to the senior secured notes offering it completed in July. Following receipt of these additional bond proceeds, the company repaid the $319 million balance under its European credit facility. The company also repaid $206 million of maturing October 2009 bonds and $21 million of other debt.

Outlook
“After a considerable and extended period of sizable losses in the hog production industry, the U.S. sow herd appears to be slowly contracting. As previously announced, Smithfield has reduced its exposure to commodity hog and grain markets through sow reductions and farm closings beginning in February 2008. Given current and near-term industry dynamics, we believe that further liquidation is needed to reach a balance in supply and demand,” said Mr. Pope.

“We are encouraged by the EPA’s recent determination to delay its decision on the ethanol industry’s petition to raise the allowable ethanol blend in gasoline by a full 50% – from 10% to 15%. The existing ethanol policies have already driven as much as 30% of the annual corn crop into ethanol production, directly and substantially driving up feed costs for livestock and jeopardizing the economic viability of hog producers across the country. We hope that the EPA, after further study and with greater deference to the science and practical consequences of increasing the ethanol blend, will abandon any notion of granting ‘E15’ in favor of more economically sensible alternatives. Everyone is in favor of developing alternative energy sources, but we should not be reluctant to abandon the flawed corn-based ethanol policy when it has the direct impact of causing higher food costs to the American consumer,” he continued.

“On the export front, we are pleased that China has announced its intent to lift its ban on imports of pork from the U.S. and we hope to resume business with them in the near term,” he stated.

“Although we are disappointed with the results of the hog production segment, we remain incredibly pleased with the continued profitability of the packaged meats business. While the hog production losses are temporary, we expect the packaged meats business to provide a stable earnings stream far into the future. Hog prices are improving and raising costs have trended downward, although still historically high. Our restructuring plan is working and our cost structure is steadily improving. Looking forward to the second half of fiscal 2010, we expect the company to be profitable. The combination of the many actions taken on the financial, operating and sales fronts make me extremely optimistic as this business returns to a more normal operating environment. For these reasons, we have never been more positive about the earnings power of this company,” Mr. Pope concluded.

With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, changes in our credit ratings, access to capital, the investment performance of the Company's pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended May 3, 2009 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2009. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

Contact:
Keira Ullrich
Smithfield Foods, Inc.
(212) 758-2100
keiraullrich@smithfieldfoods.com

SMITHFIELD FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	November 1, 2009	October 26, 2008	November 1, 2009	October 26, 2008
	(unaudited)		(unaudited)
Sales	$2,692.4	$3,147.1	$5,407.7	$6,288.9
Cost of sales	2,524.1	2,914.5	5,140.7	5,861.1
Gross profit	168.3	232.6	267.0	427.8
Selling, general and administrative expenses	180.0	209.7	363.8	400.3
Equity in (income) loss of affiliates	(13.5)	21.9	(23.8)	24.0
Operating profit (loss)	1.8	1.0	(73.0)	3.5
Interest expense	71.2	56.2	131.7	101.5
Loss on debt extinguishment	3.6	-	11.0	-
Loss from continuing operations before income taxes	(73.0)	(55.2)	(215.7)	(98.0)
Income tax benefit	(46.6)	(22.7)	(81.6)	(36.4)
Loss from continuing operations	(26.4)	(32.5)	(134.1)	(61.6)
Income from discontinued operations, net of tax of $33.1 and $42.2	-	34.2	-	50.1
Net income (loss)	$(26.4)	$1.7	$(134.1)	$(11.5)

Income (loss) per basic and diluted share:
Continuing operations	$(.17)	$(.23)	$(.90)	$(.44)
Discontinued operations	-	.24	-	.36
Net income (loss)	$(.17)	$.01	$(.90)	$(.08)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES
(In millions)

		Three Months Ended		Six Months Ended
Equity Investment	Segment	November 1, 2009	October 26, 2008	November 1, 2009	October 26, 2008

Butterball	Other	$(8.0)	$14.0	$(7.4)	$20.5
Campofrío Food Group (1)	International	(4.2)	(0.1)	(7.8)	3.6
Mexican joint ventures	Various	(1.3)	8.6	(6.9)	1.2
All other equity method investments	Various	-	(0.6)	(1.7)	(1.3)
Equity in (income) loss of affiliates		$(13.5)	$21.9	$(23.8)	$24.0

(1) Prior to the 3rd quarter of fiscal 2009, we owned 50% of Groupe Smithfield S.L. (Groupe Smithfield) and 24% of Campofrío Alimentación, S.A. (Campofrío). Those entities merged in the third quarter of fiscal 2009 to form Campofrío Food Group (CFG), of which we own 37%. The amounts presented for CFG represent the combined results of Groupe Smithfield and Campofrío.

CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG's results reflects US GAAP adjustments and thus, there may be differences between the amounts we report for CFG and the amounts reported by CFG.